EXHIBIT 5.1

                             JEFFREY G. KLEIN, P.A.
                      2600 NORTH MILITARY TRAIL, SUITE 270
                            BOCA RATON, FLORIDA 33431

Telephone: (561)997-9920                                  Telefax: (561)241-4943

January 4, 2009

Board of Directors
Alpha Music Mfg Corp.
1400 NW 65th Avenue
Bay A
Plantation, FL 33312

Re:   Registration Statement on Form S-1
      Distribution of securities by Apollo Entertainment Group, Inc. (the "Parent") to the shareholders of Alpha Music Mfg Corp. (the "Registrant")

Ladies and Gentlemen:

         We are acting as counsel to Alpha Music Mfg Corp., a Florida corporation (the "Company"), in connection with the filing of the Company's Registration Statement on Form S-1 (the "Registration Statement") and the distribution of the above referenced securities to its shareholders,

         This opinion letter is furnished to you at your request to enable you to satisfy certain requirements for the filing of the Form S-1 Registration Statement with the Securities and Exchange Commission.

         In preparation of this opinion letter, we have reviewed the certificate of incorporation as amended, by-laws as amended, and minutes of meetings and actions of the Board of Directors of the Parent and the Registrant, and such other documents deemed relevant (the "Documents").

         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based on the laws of the state of Florida. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

         Based on the facts and representations contained in the above-referenced documents, we are of the opinion that:

            1. The Registrant is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Florida and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted.

            2. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Florida and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted. It is the legal owner of the shares of common stock being registered and has the requisite corporate authority to distribute the subject shares to its shareholders as a dividend.

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            3. The shares of common stock issuable to the Parent's shareholders pursuant to the terms of the S-1 have been duly authorized and when delivered will be legally issued, fully paid and non-assessable.

            4. The Registration Statement and the issuance of the common stock thereunder, and subject to compliance with all conditions, if any, set forth in the S-1, will not (i) violate any provision of the Registrant's Articles of Incorporation or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Registrant is a party, (iii) create or impose a lien, charge or encumbrance on any property of the company under any agreement or any commitment to which the company is a party or by which it is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment, injunction or decree (including federal and state securities laws and regulations) applicable to the Registrant or by which any property or asset of the company is bound or affected, except for such conflicts, defaults, terminations, amendments, accelerations, cancellations or violations as would not, individually or in the aggregate, have a material adverse effect on the Registrant.

            5. This opinion is expressly qualified by the requirements that (i) the appropriate notice be given to FINRA pursuant to SEC Rule 12b-17, and (ii) the S-1 becomes effective pursuant to the rules of the SEC. In the event either of these conditions is not met, the subject shares may not be issued and this opinion will be null and void.

         All opinions rendered herein are as of the date hereof and are based upon the circumstances that exist at the present time, including, without limitation, statutes, cases, regulations, facts and circumstances as they currently exist, all of which are subject to change. I assume no obligation to update or supplement the opinions given herein to reflect any facts or circumstances, which may hereafter come to my attention, or any changes in laws or interpretations thereof, which may hereafter occur.

         Any qualification of the opinions herein "to my knowledge" means the actual awareness of information by me by virtue of my involvement (i) in acting as counsel to the Registrant in connection with the transactions contemplated by the S-1, or (ii) in the preparation of this opinion. Any reference to "my knowledge" does not create or infer any obligation on my part to have undertaken any investigation or inquiry with respect to the matters to which such references are made.

         Except as to the matters, documents and transactions specifically addressed herein, I express no opinion whatsoever, and no opinion whatsoever is to be inferred, as to any other matter, document or transaction.

         This opinion letter has been prepared for your use in connection with the Form S-1 Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

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         This opinion is given in my capacity as an attorney admitted and in good standing to practice law in the State of Florida, and incorporates by reference the Report on Standards for Opinions of Florida Counsel as adopted by the Business Law Section of The Florida Bar.


Sincerely,


/s/ Jeffrey G.Klein

Jeffrey G. Klein

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